News Release

Contact:
Juan José Orellana
Investor Relations
Molina Healthcare, Inc.
562-435-3666 ext. 111143

MOLINA HEALTHCARE REPORTS
THIRD QUARTER RESULTS

Long Beach, California (November 3, 2005) — Molina Healthcare, Inc. (NYSE: MOH) today announced its financial results for the third quarter and nine months ended September 30, 2005.

Net income for the third quarter ended September 30, 2005, was $6.8 million, or $0.24 per diluted share, compared with net income of $16.4 million, or $0.59 per diluted share, for the quarter ended September 30, 2004. Net income for the nine months ended September 30, 2005, was $16.9 million, or $0.60 per diluted share, compared with net income of $39.5 million, or $1.45 per diluted share, for the nine months ended September 30, 2004.

Commenting on the third quarter results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, “Although the third quarter was profitable, our results do not reflect the true potential of our company. It is clear that we have work to do, and we are making progress. First, it is important that investors know we have identified the problems. Even more importantly, we have initiatives in place to correct them. Our goal is to turn this situation into an opportunity to strengthen Molina Healthcare and to forge a reputation for growth and reliability. The problems we have identified are correctable. However, as our results for this quarter reflect, there are no quick fixes. We are hard at work and moving as quickly as possible. As shareholders, our interests are directly aligned with those of our investors.”

Update on Medical Care Cost Issues
In its second quarter earnings release, the Company identified four issues that were adversely affecting medical care costs. An update on these issues follows:

•
Increased hospital costs. The shift in utilization to higher cost hospitals that the Company previously reported continued to have an adverse impact on the medical care ratio during the third quarter as compared with the comparable period in 2004. In response to these increased costs, the Company is directing members to lower cost hospitals while it negotiates better rates.

•
Increased costs from catastrophic cases. The Company continued to experience an increase in both the incidence and the acuity of catastrophic cases during the third quarter of 2005 as compared with the third quarter of 2004. However, claims data indicates a decline in catastrophic claims during the third quarter as compared with the second quarter of 2005. Despite the drop in catastrophic claims quarter over quarter, the Company believes that there is thus far insufficient evidence to conclude that the decline in catastrophic claims will continue.

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MOH Announces Third Quarter Results

November 3, 2005

•
Increased maternity costs in Michigan and Washington. For the second quarter, the Company had reported increased costs and increased utilization of maternity services in Michigan and in Washington and that the cost of providing these services had grown faster than the revenue the Company receives for these services from the state. The Company continued to experience adverse maternity cost trends in the third quarter. In Michigan during 2005, the Company has experienced an increase in deliveries of over 40%, after adjusting for growth in membership, in the western and northeastern regions of the state. The Company believes this to be the result of a state initiative encouraging pregnant women to join managed care plans. The Company does not currently believe that increased neonatology costs are contributing in any material way to the increased maternity costs in Michigan.

•
Increased outpatient costs. Based upon information currently available, the Company believes that, while outpatient costs in the third quarter have declined as compared with the second quarter of 2005, these costs have not returned to their historical levels.

In response to these four issues, the Company has implemented a number of initiatives to better control medical costs. These initiatives include: partnering with cost effective providers, strengthening medical management, enhancing utilization and cost analysis, seeking appropriate compensation from our state payors, finding the right programs for our members and improving the claims payment process. Many aspects of these initiatives are already underway, while others will be implemented in the order and priority by which they are likely to deliver prompt and significant improvements to operating results.

Adequacy of Claims Reserves
During the second quarter of 2005, the Company reported that it had increased claims reserves by $12 million to mitigate the impact of any further out-of-period claims development. The Company believed that the increase in claims reserves was necessary given the inherent difficulty of estimating medical liabilities when medical costs are rising sharply and unexpectedly. As of the close of the third quarter, the Company believes that its claims reserves as of June 30, 2005, and as of September 30, 2005, are adequate.

Sequentially, the Company’s days in claims payable increased to 52 days at September 30, 2005, from 50 days at both June 30, 2005 and September 30, 2004.

Guidance
Based upon the results for the third quarter, the Company is making a slight upward adjustment in its most recently issued guidance as provided in its second quarter earnings report on August 8, 2005.  The Company now expects earnings per diluted share for fiscal year 2005 in the range of $0.75 to $0.82.  This guidance does not include any potential benefits from the medical cost control efforts discussed elsewhere in this press release.

The Company believes that it is too early to fully assess the impact of the medical cost control initiatives it has undertaken. The Company is also unable at this time to fully assess the financial impact of the recent events regarding the status of the California plan's Medi-Cal contracts for San Bernardino and Riverside counties. Accordingly, the Company believes it is prudent to delay issuing 2006 guidance until January 2006.

Financial Results - Comparison of Quarters Ended September 30, 2005 and 2004
Premium revenue for the third quarter of 2005 was $425.7 million, representing an increase of $96.9 million, or 29.5%, over 2004 premium revenue of $328.8 million. Membership growth attributable to acquisitions in Michigan (October 1, 2004), and California (June 1, 2005) was the primary source of increases in premium revenue year-over-year.

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MOH Announces Third Quarter Results

November 3, 2005

Medical care costs as a percentage of premium and other operating revenue increased to 86.1% in the third quarter of 2005 from 83.9% in the third quarter of 2004. Medical care costs increased in absolute terms to $366.6 million in the third quarter of 2005 from $276.5 million in the third quarter of 2004.

Salary, general and administrative expenses were $47.0 million for the third quarter of 2005, representing 11.0% of total revenue, as compared to $26.6 million, or 8.1% of total revenue, for the third quarter of 2004. Core SG&A (defined as SG&A expenses less premium taxes) increased to 7.4% of total revenue in the third quarter of 2005 as compared to 5.9% in the third quarter of 2004. The increase in Core SG&A in the third quarter was due to: administrative expenses associated with the Company’s development of its Medicare Advantage Special Needs Plans; administrative costs associated with the Company’s Indiana, Ohio, and Texas start-ups; and investments in infrastructure.

Depreciation and amortization expense increased by nearly $1.6 million as compared to the third quarter of 2004. Increased amortization expense due to the Company’s acquisitions in Michigan in the fourth quarter of last year and in California in June of this year contributed $0.7 million to the increase in deprecation and amortization. Depreciation increased as the result of investment in infrastructure, principally at the Company’s corporate offices. On a sequential basis, amortization of the California acquisition increased depreciation and amortization by $0.4 million.

Investment income increased 147.0% in the third quarter of 2005 as compared to 2004 as a result of higher invested balances and higher rates of return.

Income taxes were recognized in the third quarter of 2005 based upon an effective tax rate of 33.9% as compared to an effective tax rate of 33.7% in the third quarter of 2004. The effective tax rate for the third quarter of 2005 was less than the 38.0% effective rate anticipated by the Company due to an increase in that portion of the Company’s net income earned by subsidiaries that are not subject to state income tax, coupled with larger than anticipated economic development credits in California.

Financial Results - Comparison of Nine Months Ended September 30, 2005 and 2004
Premium revenue for the nine months ended September 30, 2005, was $1,217.4 million, representing an increase of $423.3 million, or 53.3%, over premium revenue for the nine months ended September 30, 2004, of $794.1 million. Membership growth, principally due to acquisitions, is the primary source of increase in premium revenue for the nine months ended September 30, 2005.

Medical care costs as a percentage of premium and other operating revenue increased to 87.6% in the nine-month period ended September 30, 2005, from 84.0% in the same nine-month period in 2004. Medical care costs increased in absolute terms to $1,069.2 million in the nine months ended September 30, 2005, from $669.8 million in the nine months ended September 30, 2004.

Salary, general and administrative expenses were $117.6 million for the nine months ended September 30, 2005, representing 9.6% of total revenue, as compared to $62.9 million, or 7.9% of total revenue, for the same nine-month period in 2004. Excluding premium taxes, SG&A expenses increased to 6.7% of total revenue in the nine months ended September 30, 2005, as compared to 6.1% in the prior year nine-month period.

Depreciation and amortization expense increased by nearly $5.0 million for the nine months ended September 30, 2005 as compared to 2004. Amortization expense increased by $3.0 million as a result of acquisitions in Washington, New Mexico, Michigan and California. Depreciation increased as the result of investment in infrastructure, principally at the Company’s corporate offices.

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MOH Announces Third Quarter Results

November 3, 2005

Investment income increased 137.9% in the nine months ended September 30, 2005, as compared to the same nine-month period in 2004 as a result of higher invested balances and higher rates of return.

Income taxes were recognized for the nine months ended September 30, 2005, based upon an effective tax rate of 36.4% as compared with an effective tax rate of 35.9% for the nine months ended September 30, 2004. The effective tax rate for the nine months ended September 30, 2005 was less than originally anticipated by the Company for the reasons noted above.

Cash Flow
Operating activities provided $52.5 million and $62.7 million in cash for the quarter and nine months ended September 30, 2005, respectively. While net cash provided by operating activities fluctuates principally due to the timing of premium receipts and claims payments, the Company believes that over time net cash provided by operating activities is approximately equal to the sum of net income and depreciation and amortization. Increases in claims payable contributed $20 and $39 million to net cash provided by operating activities for the quarter and nine months ended September 30, respectively.

At September 30, 2005, the Company had consolidated cash and investments of approximately $333.0 million.

Membership
The following table details the Company’s membership by state at September 30, 2005, June 30, 2005, and March 31, 2005:

	Sept. 30,	June 30,	March 31,
	2005	2005	2005
Michigan	145,000	152,000	157,000
Washington	287,000	285,000	276,000
California	333,000	339,000	254,000
Utah	56,000	54,000	55,000
New Mexico	62,000	60,000	61,000
Indiana	24,000	8,000	N/A
Total	907,000	898,000	803,000

The following table details member months (defined as the aggregation of each month’s membership for the period) by state for the periods indicated:

	Quarter Ended			Nine Months Ended
	Sept. 30,	June 30,	March 31,	Sept. 30,	Sept. 30,
	2005	2005	2005	2005	2004
Michigan	441,000	463,000	471,000	1,375,000	793,000
Washington	856,000	842,000	823,000	2,521,000	2,063,000
California	1,006,000	839,000	753,000	2,598,000	2,242,000
Utah	164,000	169,000	159,000	492,000	428,000
New Mexico	183,000	183,000	187,000	553,000	196,000
Indiana	62,000	20,000	N/A	82,000	N/A

Total	2,712,000	2,516,000	2,393,000	7,621,000	5,722,000

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MOH Announces Third Quarter Results

November 3, 2005

Conference Call
The live broadcast of Molina Healthcare’s conference call will begin at 5:00 p.m. Eastern Time, November 3, 2005. The number to call for this interactive conference call is 212-676-5246. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.molinahealthcare.com or at www.earnings.com.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Indiana, Michigan, New Mexico, Utah, and Washington. More information about Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains “forward-looking statements” identified by words such as “will,”“expect(s),”“believe(s),”“anticipate(s),”“plan(s),”“project(s),”“estimate(s),”“intend(s),”“assume(s),” and similar words and expressions.  In addition, any statements that refer to earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements.  All of the Company’s forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially.  Such factors include, without limitation, risks related to: the Company’s ability to identify and address medical care cost issues; the Company’s ability to accurately estimate incurred but not reported medical costs; the Company’s ability to accurately estimate for the fourth quarter of fiscal year 2005 its earnings per diluted share; the Company’s ability to accurately predict and effectively manage medical care costs, health benefits, and other operating expenses; high dollar claims related to catastrophic illness; potential reductions in funding for Medicaid and other government-sponsored healthcare programs; the award upon remand to Molina Healthcare of California of the Medi-Cal contracts for Riverside and/or San Bernardino Counties or the outcome of any subsequent litigation or action by the California Department of Health Services related to the contract award; the successful renewal of the Company’s government contracts; the favorable resolution or settlement of pending litigation or arbitration; the implementation of rate increases; the Company’s ability to obtain regulatory approvals for acquisitions or to successfully integrate its completed acquisitions; the ability to enter into more favorable hospital or provider contracts; competition; changes in healthcare practices, technologies, or utilization; changes in federal or state laws or regulations or the interpretation thereof; risks associated with the Company’s start-up operations in new states; inflation; disasters, major epidemics, or pandemic influenza; and other risks and uncertainties as detailed in  the Company’s reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov.  All forward-looking statements in this release represent the Company’s judgment as of the date of November 3, 2005.  The Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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MOH Announces Third Quarter Results

November 3, 2005

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Premium revenue	$425,670	$328,781	$1,217,350	$794,104
Other operating revenue	273	946	2,695	2,932
Total premium and other operating revenue	425,943	329,727	1,220,045	797,036
Investment income	2,668	1,080	6,792	2,855
Total operating revenue	428,611	330,807	1,226,837	799,891

Expenses:
Medical care costs:
Medical services	70,677	57,384	201,948	159,663
Hospital and specialty services	255,120	186,336	740,668	429,089
Pharmacy	40,815	32,798	126,600	81,031
Total medical care costs	366,612	276,518	1,069,216	669,783
Salary, general and administrative expenses	47,005	26,642	117,611	62,942
Loss contract charge (1)	—	—	939	—
Depreciation and amortization	4,113	2,558	10,869	5,891
Total expenses	417,730	305,718	1,198,635	738,616
Operating income	10,881	25,089	28,202	61,275

Other income (expense):
Interest expense	(581)	(280)	(1,288)	(793)
Other, net (2)	—	1	(400)	1,144
Total other income (expense)	(581)	(279)	(1,688)	351
Income before income taxes	10,300	24,810	26,514	61,626
Income tax expense	3,489	8,371	9,650	22,139
Net income	$6,811	$16,439	$16,864	$39,487

Net income per share:
Basic	$0.25	$0.60	$0.61	$1.47
Diluted	$0.24	$0.59	$0.60	$1.45

Weighted average number of common shares and
potential dilutive common shares outstanding	28,067,000	27,801,000	28,010,000	27,154,000

Operating Statistics:
Medical care ratio (3)	86.1%	83.9%	87.6%	84.0%

Salary, general and administrative expense
ratio (4) excluding premium taxes	7.4%	5.9%	6.7%	6.1%
Premium taxes included in salary,
general and administrative expenses	3.6%	2.2%	2.9%	1.8%
Total salary, general and
administrative expense ratio	11.0%	8.1%	9.6%	7.9%

Members (5)	907,000	720,000
Days in claims payable	52	50

(1)	Represents a charge related to a transition services agreement entered into in connection with the transfer of certain commercial members to another health plan in August 2004.
(2)	For the nine months ended September 30, 2005, includes a charge of $0.4 million related to the write-off of costs associated with a registration statement filed during the second quarter of 2005. For the nine months ended September 30, 2004, includes $1.162 million in income arising from the termination in the first quarter of 2004 of a split dollar life insurance arrangement between the Company and a related party.
(3)	Medical care ratio represents medical care costs as a percentage of premium and other operating revenue.
(4)	Salary, general and administrative expense ratio represents such expenses as a percentage of total operating revenue.
(5)	Number of members at end of period.

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MOH Announces Third Quarter Results

November 3, 2005

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	Sept. 30,	Dec. 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$223,493	$228,071
Investments	109,495	88,530
Receivables	63,545	65,430
Income tax receivable	7,646	—
Deferred income taxes	3,709	3,981
Prepaid and other current assets	9,667	8,306
Total current assets	417,555	394,318
Property and equipment, net	30,173	25,826
Goodwill and intangible assets, net	124,350	98,727
Restricted investments	11,386	10,847
Other assets	8,465	4,141
Total assets	$591,929	$533,859

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$199,314	$160,210
Accounts payable and accrued liabilities	30,408	22,966
Net liability for commercial membership sale	619	1,676
Income taxes payable	—	7,110
Current maturities of long-term debt	179	171
Total current liabilities	230,520	192,133
Long-term debt, less current maturities	1,588	1,723
Deferred income taxes	4,172	5,315
Other long-term liabilities	4,562	4,066
Total liabilities	240,842	203,237

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized;
issued and outstanding: 27,764,676 shares at September 30, 2005,
and 27,602,443 shares at December 31, 2004	28	28
Preferred stock, $0.001 par value; 20,000,000 shares authorized,
no shares issued and outstanding	—	—
Additional paid-in capital	161,629	157,666
Accumulated other comprehensive income (loss)	(596)	(234)
Retained earnings	210,416	193,552
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)
Total stockholders’ equity	351,087	330,622
Total liabilities and stockholders’ equity	$591,929	$533,859

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MOH Announces Third Quarter Results

November 3, 2005

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2005	2004
Operating activities:
Net income	$16,864	$39,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,869	5,891
Amortization of capitalized credit facility fees	519	471
Deferred income taxes	(645)	356
Tax benefit from exercise of employee stock options
recorded as additional paid-in capital	1,674	2,854
Stock-based compensation	875	52
Changes in operating assets and liabilities:
Receivables	1,885	(3,076)
Prepaid and other current assets	(1,361)	(1,858)
Medical claims and benefits payable	39,104	2,224
Accounts payable and accrued liabilities	6,385	2,944
Income taxes payable or receivable	(13,499)	(543)
Net cash provided by operating activities	62,670	48,802

Investing activities:
Purchases of equipment	(9,808)	(4,703)
Purchases of investments	(55,273)	(408,219)
Sales and maturities of investments	33,720	429,981
Net cash paid in purchase transactions	(32,288)	(34,869)
Increase in restricted cash	(539)	(30)
Other long-term liabilities	496	147
Other assets	(4,843)	3,140
Net cash used in investing activities	(68,535)	(14,553)

Financing activities:
Issuance of common stock	—	47,282
Borrowing under credit facility	3,100	—
Principal payments on capital lease obligations and mortgage note	(127)	—
Proceeds from exercise of stock options and employee stock purchases	1,414	1,825
Repayment of bank debt	(3,100)	(5,819)
Net cash provided by financing activities	1,287	43,288
Net (decrease) increase in cash and cash equivalents	(4,578)	77,537
Cash and cash equivalents at beginning of period	228,071	141,850
Cash and cash equivalents at end of period	$223,493	$219,387

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MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the nine months ending September 30, 2005 and 2004:

	Nine Months Ended
	September 30,
	2005	2004

Balances at beginning of period	$160,210	$105,540
Components of medical care costs related to:
Current year	1,071,500	676,118
Prior years	(2,284)	(6,335)
Total medical care costs	1,069,216	669,783
Payments for medical care costs related to:
Current year	880,713	548,788
Prior years	149,399	89,219
Total paid	1,030,112	638,007
Balances at end of period	$199,314	$137,316

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